UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 11, 2011

Waste2Energy Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware	333-151108	26-2255797
(State of Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1 Chick Springs Road, Suite 218

Greenville, South Carolina 29609

(Address of principal executive offices) (zip code)

(864) 679-1625

(Registrant’s telephone number, including area code)

Copies to:

Marc Ross, Esq.

Sichenzia Ross Friedman Ference LLP

61 Broadway

New York, New York 10006

Phone: (212) 930-9700

Fax: (212) 930-9725

N/A

(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.

On February 11, 2011, Waste2Energy Holdings, Inc., a Delaware corporation (the “Company”) and WTE Waste to Energy Canada Inc., a corporation formed under the laws of the Province of British Columbia, Canada (“WTEC”), entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”), pursuant to which WTEC will acquire substantially all of the assets of the Company and each of its subsidiaries (the “Asset Purchase”).   In exchange for the Asset Purchase, WTEC will issue common shares (“WTEC Common Shares”) to the Company aggregating 12% of the fully diluted WTEC Common Shares outstanding as of the closing date of the transactions contemplated by the Asset Purchase Agreement (the “Closing”).  As further consideration for the Asset Sale, WTEC will assume or discharge substantially all of the Company’s liabilities, including approximately $[17,000,000 of liabilities of the Company, including approximately $10,600,000 of 12% convertible debentures and interest, approximately $700,000 of 10% convertible debentures and approximately $5,500,000 of additional liabilities.   The Asset Sale is scheduled to close on February 28, 2011, assuming all closing conditions have been satisfied.

WTEC is a recently formed privately held company based in Vancouver which intends to focus on delivering environmentally sound energy solutions globally.

As a condition to the Closing, WTEC shall have entered into agreements to provide at least $5,500,000 of equity financing, of which at least $2,000,000 shall have been funded by the Closing date (the “Private Placement”).  In addition, the Company and WTEC are required to obtain the agreement of all convertible debenture holders to enter into a standstill, assignment and forbearance agreement with the Company and WTEC (the “Debenture Agreement”). Under the terms of the Debenture Agreement, each of the convertible debenture holders shall have agreed not to take any action with respect to any defaults existing under the convertible debentures until after December 31, 2011.  The convertible debenture holders shall also be required to choose to accept either (i) WTEC Common Shares in full payment of their convertible debentures or (ii) modified interest and payment obligations from WTEC.  The maximum number of WTEC Common Shares to be issued to the convertible note holders shall equal 8% of the fully diluted WTEC Common Shares outstanding as of the Closing, assuming all convertible debentures holders agree to conversion.  A pro rata amount of WTEC Common Shares will be issued if some but not all convertible debenture holders elect to receive WTEC Common Shares.  WTEC also agreed to pay all accrued but unpaid interest (not including penalties or penalty interest) on the Company’s 12% convertible debentures within 10 days of the Closing.

The Company’s obligation to complete the Asset Purchase is subject to the fulfillment or waiver by the Company of customary conditions contained in the Asset Purchase Agreement, as well as the following conditions:

•                  the Private Placement shall have been completed;

•                  all convertible debenture holder shall have executed Debenture Agreements;

•                  all of the Company’s creditors shall have signed releases;

•                  the Company shall have completed due diligence on WTEC on or before February 18, 2011; and

•                  WTEC shall have paid certain expenses on behalf of the Company.

WTEC’s obligation to complete the Merger is subject to the fulfillment or waiver by WTEC of customary conditions contained in the Asset Purchase Agreement, as well as the following conditions:

•                  the Private Placement shall have been completed;

•                  all convertible debenture holder shall have executed Debenture Agreements;

•                  all of the Company’s creditors shall have agreed to payment terms satisfactory to WTEC and signed releases;

•                  a majority of the Company’s shareholders shall have approved the Asset Sale;

•                  WTEC and the Company shall have agreed to the costs required to bring the Company current on its filing obligations under the Securities Exchange Act of 1934, which costs shall be borne by WTEC;

•                  the issuance of an appropriate tax opinion regarding the Asset Sale, opining that neither WTEC nor the Company shall have any tax liability as a result of the Asset Sale; and

•                  the WTEC shall have completed due diligence on the Company

Pursuant to the Asset Purchase Agreement, the Company has agreed from the date of the Asset Purchase Agreement through the Closing date, not to enter into any new material contracts or to directly or indirectly, have discussions or negotiations with third parties, regarding any sale, assignment, license or transfer of any of the Company’s assets, whether by sale of its business, shares of the Company or its subsidiaries, or sale of its assets or otherwise, without the express prior written consent of WTEC.

WTEC has agreed to make appropriate filings within 12 months of the Closing date to become a publically traded company in Canada.  If such filings are not made within such 12 month period, the founders of WTEC have agreed to transfer 750,000 of WTEC Common Shares pro rata to the Company’s shareholders and the convertible debenture holders, every three months after which WTEC is not in compliance with the filing requirement.  The maximum number of WTEC Common Shares required to be transferred by the founders is 3,000,000.

Closing of the transactions contemplated by the Asset Purchase Agreement is subject to other customary terms and conditions.  The foregoing description of the Asset Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Asset Purchase Agreement, which is attached as an exhibit to this Current Report on Form 8-K and is incorporated into this Item by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Asset Purchase Agreement, dated February 11, 2011, between Waste2Energy Holdings, Inc. and WTE Waste to Energy Canada Inc.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WASTE2ENERGY HOLDINGS, INC.

Dated: February 14, 2011	By	/s/ PETER BOHAN
Peter Bohan
Chief Executive Officer